                                     [LOGO]

                             Three University Plaza
                              Hackensack, NJ 07601

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 2003

To the Stockholders of Innodata Corporation:

         The Annual Meeting of Stockholders of Innodata Corporation (the "Company") will be held at Innodata Corporation, Three University Plaza, Hackensack, New Jersey 07601 at 11:00 A.M. on November 14, 2003, for the following purposes:

(1) To elect six Directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

(2) To ratify the selection and appointment by the Company's Board of Directors of Grant Thornton LLP, independent auditors, as auditors for the Company for the year ending December 31, 2003;

(3) To approve an amendment of the Company's Certificate of Incorporation to change the Company's name to "Innodata Isogen, Inc."; and

(4) To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

         A Proxy Statement, form of Proxy, the Annual Report to Stockholders of the Company for the year ended December 31, 2002 and the Financial Report for the six months ended June 30, 2003 are enclosed herewith. Only holders of record of Common Stock of the Company at the close of business on September 22, 2003 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the meeting; in addition, the list will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the office of the Secretary of the Company, located at Three University Plaza, Hackensack, New Jersey 07601.



                                           By Order of the Board of Directors,



                                           Amy R. Agress
                                           Secretary
Hackensack, New Jersey
_______________, 2003

         All stockholders are cordially invited to attend the Meeting. If you do not expect to be present, please sign and date the enclosed form of Proxy and return it promptly using the enclosed envelope. No postage is required if mailed in the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and if present at the Meeting may withdraw it and vote in person. Attendance at the Meeting is limited to stockholders, their proxies and invited guests of the Company.

                              INNODATA CORPORATION
                             Three University Plaza
                              Hackensack, NJ 07601

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Innodata Corporation (the "Company") of proxies in the form enclosed. Such Proxies will be voted at the Annual Meeting of Stockholders of the Company to be held at Innodata Corporation, Three University Plaza, Hackensack, New Jersey 07601 at 11:00 A.M. on November 14, 2003 (the "Meeting") and at any adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         This Proxy Statement and accompanying Proxy are being mailed on or about October 15, 2003 to all stockholders of record on September 22, 2003 (the "Record Date").

         Any stockholder giving a Proxy has the power to revoke the same at any time before it is voted. The cost of soliciting Proxies will be borne by the Company. The Company has no contract or arrangement with any party in connection with the solicitation of proxies. Following the mailing of the Proxy materials, solicitation of Proxies may be made by officers and employees of the Company by mail, telephone, telegram or personal interview. Properly executed Proxies will be voted in accordance with instructions given by stockholders at the places provided for such purpose in the accompanying Proxy. Unless contrary instructions are given by stockholders, persons named in the proxy intend to vote the shares represented by such Proxies for the election of the six nominees for director named herein, for the selection of Grant Thornton LLP as independent auditors and for approval of the amendment of the Company's Certificate of Incorporation to change the Company's name. The current members of the Board of Directors presently hold voting authority for Common Stock representing an aggregate of 2,377,444 votes, or approximately 11% of the total number of votes eligible to be cast at the Annual Meeting. The members of the Board of Directors have indicated their intention to vote affirmatively on all of the proposals.

                                VOTING SECURITIES

         Stockholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date there were 21,639,036 outstanding shares of common stock, par value $.01 per share (the "Common Stock"). Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting in determining the presence of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of August 31, 2003, certain information regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the Company's Executive Officers whose total annual salary and bonus compensation exceeded $100,000 in 2002, and (iv) all Executive Officers and Directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o Company, Three University Plaza, Hackensack, New Jersey 07601.


                                           Shares Owned Beneficially (1)
                                   Amount and Nature
  Name and Address of                of Beneficial
  Beneficial Owner                     Ownership            Percent of Class

Track Data Corporation (2)             1,719,200                   8.0%

Directors:

Todd Solomon (3)                       3,062,798                  13.7%

Jack Abuhoff (4)                       2,398,392                  10.0%

Charles Goldfarb (5)                      88,297                     *

John R. Marozsan (6)                      14,999                     *

Haig S. Bagerdjian (6)                    24,999                     *

Louise C. Forlenza                         2,500                     *

Named Executive Officers:

Stephen Agress (7)                       622,105                   2.8%

Jurgen Tanpho (8)                        415,409                   1.9%

Klaas Brouwer (9)                        222,017                   1.0%

Jan Palmen (10)                          254,062                   1.1%

George Kondrach (11)                      86,199                     *

All Executive Officers and Directors
as a Group (13 persons) (12)           7,213,776                  27.7%
                                                                ------
------------
* Less than 1%.

1. Unless otherwise indicated, (i) each person has sole investment and voting power with respect to the shares indicated and (ii) the shares indicated are currently outstanding shares. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Subject to the foregoing, the percentages are calculated based on 21,607,086 shares outstanding.

2. The address of Track Data Corporation ("TDC") is 95 Rockwell Place, Brooklyn, New York 11217. TDC is controlled by Barry Hertz, its Chairman and principal shareholder. The information above does not include 33,600 shares held in a pension plan for the benefit of Mr. Hertz and exercisable options held by Mr. Hertz to purchase 602,168 shares of Common Stock. Including such stock options and shares, Mr. Hertz and TDC combined are beneficial owners of 2,354,968 shares of common stock, representing 10.6% of the total shares outstanding.

3. Includes currently exercisable options to purchase 834,638 shares of Common Stock.

4. Includes currently exercisable options to purchase 2,262,408 shares of Common Stock.

5. Includes currently exercisable options to purchase 87,497 shares of Common Stock.

6. Includes currently exercisable options to purchase 14,999 shares of Common Stock.

7. Includes (i) currently exercisable options held by Mr. Agress to purchase 320,067 shares of Common Stock and (ii) currently exercisable options held by his wife to purchase 59,998 shares of Common Stock. Mr. Agress disclaims beneficial ownership in the shares attributable to his wife.

8. Includes currently exercisable options to purchase 367,743 shares of Common Stock.

9. Includes currently exercisable options to purchase 201,017 shares of Common Stock.

10. Consists of currently exercisable options to purchase 254,062 shares of common stock.

11. Includes currently exercisable options to purchase 59,372 shares of Common Stock

12. Includes currently exercisable options to purchase 4,498,799 shares of Common Stock.

                          ITEM I. ELECTION OF DIRECTORS

         It is the intention of the persons named in the enclosed form of Proxy, unless such form of Proxy specifies otherwise, to nominate and to vote the shares represented by such Proxy for the election as Directors of Jack Abuhoff, Todd Solomon, Dr. Charles F. Goldfarb, John R. Marozsan, Haig S. Bagerdjian and Louise C. Forlenza, to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified. Each of the nominees currently serves as a Director of the Company. The Company has no reason to believe that any of the nominees will become unavailable to serve as Director for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, each of the persons designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting.

 Name                                Age                        Position
 ----                                ---                        --------
 Jack Abuhoff                        42        Chairman of the Board of Directors, Chief Executive
                                               Officer and President

 Todd Solomon                        41        Vice Chairman of the Board of Directors and Consultant

 Dr. Charles F. Goldfarb             63        Director

 John R. Marozsan                    61        Director

 Haig S. Bagerdjian                  47        Director

 Louise C. Forlenza                  54        Director

         Jack Abuhoff has served as President and CEO since September 15, 1997. He has been a Director of the Company since its founding. From 1995 to 1997 he was Chief Operating Officer of Charles River Corporation, an international systems integration and outsourcing firm. From 1992 to 1994, he was employed by Chadbourne & Parke, and engaged in Sino-American technology joint ventures with Goldman Sachs. He practiced international corporate law with White & Case from 1986 to 1992. He holds an A.B. degree from Columbia College (1983) and a J.D. degree from Harvard Law School (1986).

         Todd Solomon has been Vice Chairman and consultant to the Company since his resignation as President and CEO on September 15, 1997. He served as President and a Director of the Company since its founding by him in 1988. He had been Chief Executive Officer since August 1995. Mr. Solomon was President of Ruck Associates, an executive recruiting firm from 1986 until 1987. Mr. Solomon holds an A.B. in history and physics from Columbia University (1986).

         Dr. Charles F. Goldfarb has been a Director of the Company since October 2000. Dr. Goldfarb invented SGML (Standard Generalized Markup Language) in 1974 and later led the team that developed it into the International Standard (ISO 8879) on which the World Wide Web's HTML (HyperText Markup Language) and XML (Extensible Markup Language) are based. HTML is an SGML application, while XML is a Web-optimized subset of SGML. Dr. Goldfarb served as Editor of the SGML International Standard for 20 years, and is a consultant to developers of SGML and XML applications and products. He is co-author of "The XML Handbook(TM)" and author of "The SGML

Handbook"(TM) (Oxford University Press, 1990). He has been profiled in "Forbes," "Web Techniques," "Red Herring," and other publications. He holds the Printing Industries of America's Gutenberg Award, and is an Honorary Fellow of the Society for Technical Communication. Dr. Goldfarb earned an A.B. degree from Columbia College (1960) and a J.D. at Harvard Law School (1964).

         John R. Marozsan has been a Director of the Company since June 2001. Mr. Marozsan retired in 1999 as President, Chief Executive Officer and as a member of the Executive Committee of CCH Incorporated, a leading provider of tax and business law information. In addition, he was a member of the Board of Directors of Wolters Kluwer U.S., of which CCH is a wholly owned subsidiary. Prior to joining CCH in 1996, Mr. Marozsan was President and CEO of Aspen Publishers, Inc., also a Wolters Kluwer U.S. company. Aspen Publishers, Gaithersburg, MD, develops and markets print and electronic books, loose-leaf reporting services, journals and newsletters for business professionals. Before becoming President and CEO in 1986, he spent 10 years in a number of management positions at Aspen, including Editor-in-Chief and Publisher. Mr. Marozsan received a B.S. degree in physics from Trenton State College (1967), and an M.A. from Harvard University (1970).

         Haig S. Bagerdjian has been a Director of the Company since June 2001. He is the Chairman of the Board of Point.360 (Nasdaq: PTSX). Point.360 is a provider of video and film asset management services to owners, producers and distributors of entertainment and advertising content. From 1991 to 2002, Mr. Bagerdjian held various executive management positions at Syncor International Corporation (Nasdaq: SCOR), including Executive Vice President, President and CEO of Syncor Overseas, Ltd., Chairman and CEO of Syncor Pharmaceuticals, Inc., Chief Legal Officer, and Senior Vice President, Business Development. Syncor is an international provider of high-technology healthcare services primarily for radiopharmacy and medical imaging segments of the healthcare industry. Mr. Bagerdjian received a B.A. in International Relations and Slavic Languages and Literature, and Certificates in Russian Studies, Strategic Defense and National Security, from the University of Southern California in 1983, and a J.D. from Harvard Law School in 1986. He is admitted to the State Bar of California. Mr. Bagerdjian has also served as a director of Advanced Machine Vision Corporation (Nasdaq: AMVC).

         Louise C. Forlenza has been a Director of the Company since October 2002. Ms. Forlenza has, for the past 10 years, provided audit consultancy, management advisory, and tax planning services to a diverse group of corporate clients. From 1987 through 1992, she was the Chief Financial Officer and Chief Operating Officer of Intercontinental Exchange Partners, an international foreign exchange company, and served as a Director and as chair of its International Audit Committee. Prior to joining Intercontinental, she was the Chief Financial Officer of Bierbaum-Martin, a foreign exchange firm. Ms. Forlenza is a Director and Audit Committee chair of Medical Documents International Inc., a provider of medical information, and served as a Director and chair of the Finance Committee at A&M Foods. She participates actively in various not-for-profit and philanthropic organizations including as benefit chair for Greenwich Hospital and finance committee for The Acting Company, a New York City based promoter of arts and literacy founded in 1972 by actor John
Houseman. Ms. Forlenza is a certified public accountant and served on the faculty of the accounting department of Iona College having graduated with a B.B.A. in Accounting from Iona College (1971).

         There are no family relationships between or among any Directors of the Company. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

Meetings of the Board of Directors

         The Board of Directors held five meetings during the year ended December 31, 2002. Each director attended at least (i) 75% of all of the meetings of the Board of Directors held during the period and (ii) 75% of the meetings of each committee on which he served.

Committees of the Board of Directors

         The Audit Committee is comprised of Messrs. Marozsan and Bagerdjian and Ms. Forlenza. The functions of the Audit Committee are among other things, to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal accounting methods and procedures, to consider whether the Company's principal accountant's provision of non-audit services is compatible with maintaining the principal accountant's independence and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation. The Audit Committee separately held three meetings during 2002. The Board of Directors had determined that the members of the Audit Committee are "independent" as defined in the NASDAQ Stock Market's Marketplace Rule 4200.

         The Compensation Committee is comprised of Messrs. Bagerdjian and Marozsan and Ms. Forlenza. The function of the Compensation Committee is to make recommendations to the Board of Directors concerning the compensation packages for the Executive Officers of the Company, including its CEO.

         The Board of Directors does not have a Nominating Committee.

                          REPORT OF THE AUDIT COMMITTEE

         The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

         The Audit Committee operates pursuant to a written charter, which was approved by the full Board of Directors on April 3, 2000. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met three times during fiscal 2002.

         The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company's financial reports and financial reporting processes and systems of internal controls. Management of the Company has primary responsibility for the Company's financial statements and the overall reporting process, including maintenance of the Company's system of internal controls. The Company retains independent auditors who are responsible for conducting an independent audit of the Company's financial statements, in accordance with generally accepted auditing standards, and issuing a report thereon. In performing its duties, the Audit Committee has discussed the Company's financial statements with management and the Company's independent auditors and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent auditors. For the fiscal year ended December 31, 2002, the Audit Committee has (1) reviewed and discussed the audited financial statements with management and the Company's independent auditors; (2) discussed with the auditors the matters required to be disclosed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees"; (3) received the written disclosures and the letter from the independent auditors
required  by   Independence   Standards  Board  Statement  No.  1,  as  amended,
"Independence Discussions with Audit Committees," and discussed with the independent auditors the independent auditors' independence.

         On the basis of the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                 Audit Committee

                           John R. Marozsan - Chairman
                               Haig S. Bagerdjian
                               Louise C. Forlenza

Fiscal 2002 Accounting Firm Fee Summary

         Set forth below is certain information concerning fees billed to the Company by Grant Thornton LLP and its international affiliates in respect of services provided in 2002. As indicated below, in addition to auditing and reviewing the Company's financial statements, Grant Thornton LLP provided other services in 2002. The Audit Committee has determined that the provision of these other services is compatible with maintaining the independence of Grant Thornton LLP.

         Audit Fees. Grant Thornton LLP billed the Company aggregate fees of approximately $111,000 for (1) professional services rendered for the audit of the annual financial statements for 2002 and (2) the reviews of the financial statements included in reports on Form 10-Q for periods within 2002.

         Financial Information Systems, Design and Implementation Fees. Grant Thornton LLP did not provide any services to the Company in 2002 relating to the design and implementation of financial information systems.

         Other Fees. Grant Thornton LLP billed the Company aggregate fees of approximately $21,000 for other services rendered in 2002.

Compliance with Section 16(a) of the Exchange Act

         The Company believes that during the period from January 1, 2002 through December 31, 2002 all officers, directors and greater than ten-percent beneficial owners complied with Section 16(a) filing requirements.

              EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES
                              WHO ARE NOT DIRECTORS

         Set forth below is information concerning the Executive Officers and certain significant employees who are not Directors.

 Name                     Age                      Position
 ----                     ---                      --------
 George Kondrach           50        Executive Vice President and President -
                                     ISOGEN International, LLC

 Stephen Agress            42        Vice President - Finance

 Klaas Brouwer             36        Vice President - Technology

 Al Girardi                37        Vice President - Strategic Communications

 Ashok Mishra              48        Vice President - Project Delivery

 Jan Palmen                48        Vice President

 Renee Swank               35        Vice President - Professional Services

 Jurgen Tanpho             38        Vice President - Operations

 Amy R. Agress             39        Secretary and General Counsel


         George Kondrach was appointed Executive Vice President of the Company in May 2003. He has also served as President of the Company's ISOGEN International, LLC wholly-owned subsidiary since his appointment on December 10, 2001. Mr. Kondrach, who in 1991 co-founded ISOGEN International, served as its Chairman until April 1999 when ISOGEN was acquired by DataChannel, Inc. Since 1999 and until ISOGEN was acquired by the Company in December 2001, Mr. Kondrach served in various executive management capacities with DataChannel, most recently as Senior Vice President of Solutions Architecture. He holds a B.S. degree in biology from Southern Methodist University (1975).

         Stephen Agress was elected Vice President - Finance in March 1998. He served as Corporate Controller since joining the Company in August 1995. Mr. Agress is a certified public accountant and had been a senior audit manager with Deloitte & Touche for more than five years prior to his resignation in 1995. Mr. Agress holds a B.S. in accounting from Yeshiva University (1982).

         Klaas Brouwer was elected Vice President - Technology in July 2000. He was Assistant Vice President for Technology from September 1998 until June 2000. Mr. Brouwer was Chief Technical Officer and Special Projects Division Manager at SPI Technologies, Inc., a leading competitor of the Company, from 1996 through 1998. From 1993 up to 1996, he served as IT Manager and member of the Management Team of Elsevier Science, responsible for the implementation of Software Development, LAN, WAN and Data Centers. Mr. Brouwer holds a Bachelors Degree in Information Technology from the Noordelijke Hogeschool Leeuwarden, a leading university in the Netherlands (1993).

         Al Girardi joined the Company as Vice President - Strategic Communications in July 2002. Prior to joining the Company, Mr. Girardi was Vice President, Marketing, Communications & Brand Strategy at Antenna Software, a developer of web-based, wireless CRM software applications from February 2000 to January 2002. From February 1999 to January 2000, Mr. Girardi was Managing Director of the Corporate Branding Practice at Bozell Sawyer Miller (now Weber Shandwick), a leading worldwide strategic communications company, whose clients included General Electric, Moster.com, Unisys and Fujitsu. Prior to that, Mr. Girardi was Vice President, Corporate and Financial Communications for Grey Communications International. Mr. Girardi holds a B.A. from Vassar College (1987) and an MSJ from Northwestern University (1991).

         Ashok Mishra was elected Vice President - Project Delivery in October 2001 after serving as AVP - Project Delivery from November 2000 to September 2001 and General Manager of India operations from 1997 to October 2000. Prior to joining Innodata in 1997, Mr. Mishra was Deputy General Manager Switching Production in ITI Ltd, a premier Telecom manufacturer in India, where he held various management positions in Production, Planning, Process and Quality areas between 1977 to 1997. Mr. Mishra holds a Bachelor of Technology degree in Mechanical Engineering from Pantnagar University (1976), certificates from Alcatel France Component Manufacturing Technical Training (1985), and the Indian Institute of Management Banglore MBA program (1995).

         Jan Palmen was elected Vice President - Sales in February 1999. Mr. Palmen was chief operating officer at SPI Technologies, Inc., a leading competitor of the Company, from 1995 through 1998. Prior to SPI, he was general manager, production for Reed/Elsevier from 1991 through 1995. He was also a member of the steering committee for global SGML implementation. Before that, he spent three years with United Dutch Publishers as head of sales and production and two years with a global management consultancy company as a strategic consultant. He holds a M.B.A. degree (1979) in marketing, economics and logistics management and a B.B.A. degree (1976) in economics and marketing, both from Erasmus University in Amsterdam.

         Renee Swank was elected Vice President - Professional Services in May 2003 after serving as Director of Professional Services of ISOGEN International, LLC since it was acquired by the Company in December 2001. Ms. Swank was Director of Professional Services of ISOGEN International since 1998, and a Senior Consultant between 1996 and 1998. Prior to that, she served as SGML Specialist for a large telecommunications company where she supported multiple technical publications groups distributed internationally. Ms. Swank has over 13 years of experience in business process re-engineering and the implementation of standards-based content management and production systems for large corporations. She holds a B.S. degree from University of North Texas.

         Jurgen Tanpho was elected Vice President - Operations in March 1998. He served in various management capacities since joining the Company in 1991, most recently in the position of Assistant to the President of Manila Operations. He holds a B.S. degree in industrial engineering from the University of the Philippines (1986).

         Amy R. Agress was elected Secretary in June 2001 and also serves as the Company's General Counsel. Prior to joining Innodata, she was an associate at a general practice law firm in Manhattan. Ms. Agress holds a J.D. degree from Fordham University School of Law (1989) and a B.A. degree from New York University (1986).

         There are no family relationships between or among any Executive Officers of the Company except for Mr. Agress and Ms. Agress, who are husband and wife. Executive Officers serve at the discretion of the Board.

                       EXECUTIVE AND DIRECTOR COMPENSATION

         The following table sets forth information with respect to compensation paid by the Company for services to the Company during the three fiscal years ended December 31, 2002 to the Chief Executive Officer and to all other Executive Officers whose total annual salary and bonuses exceeded $100,000 in 2002.

                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation
                                                    -------------------
     Name and Position            Calendar                                         Stock Options
                                    Year           Salary             Bonus           Awarded
Jack Abuhoff                        2002         $ 315,600         $      --         1,139,160 (a)
Chairman of the Board of            2001           315,600                --                --
Directors, Chief Executive          2000           297,892            75,000         1,020,000
Officer and President

George Kondrach                     2002         $ 200,000         $ 10,660 (b)        150,000
President -                         2001            16,667                --                --
ISOGEN International, LLC
Subsidiary

Stephen Agress                      2002         $ 169,000         $      --                --
Vice President - Finance            2001           169,000                --           100,000
                                    2000           164,800            24,720           100,000

Klaas Brouwer                       2002         $ 101,400         $      --                --
Vice President - Technology         2001           101,400                --           100,000
                                    2000            92,950            25,097           100,000

Jan Palmen                          2002         $ 156,000         $  72,338                --
Vice President - Sales              2001           156,000            40,817           100,000
                                    2000           138,000           115,719           140,000

Jurgen Tanpho                       2002         $ 105,716         $      --                --
Vice President - Operations         2001           105,716                --           100,000
                                    2000           102,724            15,409           100,000

(a) Represents options granted in 1997 for which the expiration date was extended from 2002 to 2007. These options are fully vested.

(b) Represents 11,587 fully vested unregistered shares of common stock granted pursuant to an employment agreement.

The above compensation does not include certain other personal benefits, the total value of which does not exceed as to any named officer, the lesser of $50,000 or 10% of such person's cash compensation. The Company has not granted any stock appreciation rights nor does it have any "long-term incentive plans," other than its stock option plans.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                Individual Grants

                                                                                                    Potential Realized
                                                                                                     Value at Assumed
                                               Percent of                                            Annual Rates of
                         Number of           Total Options          Exercise                        Stock Appreciation
                           Options        Granted to Employees        Price     Expiration           For Option Term
Name                       Granted           In Fiscal Year        Per Share        Date            5%             10%
----                       -------           --------------        ---------        ----            --             ---
Jack Abuhoff               6,672 (a)              --%                 $0.42          9/07        $   7,000      $  10,000

Jack Abuhoff             248,496 (a)              18%                 $0.50          9/07        $ 253,000      $ 352,000

Jack Abuhoff             360,000 (a)              26%                 $0.58          9/07        $ 338,000      $ 481,000

Jack Abuhoff             399,996 (a)              29%                 $1.29          9/07        $  92,000      $ 251,000

Jack Abuhoff             123,996 (a)               9%                 $0.25         12/07        $ 157,000      $ 207,000

George Kondrach          150,000 (b)              11%                 $4.00          3/07        $      --      $      --

(a) Represents options granted in 1997 for which the expiration date was extended from 2002 to 2007.

(b) 25% of the options vest on March 31, 2003; thereafter, the remainder vest on a linear basis over 36 months.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR;
                          FISCAL YEAR END OPTION VALUES

                           Shares                         Number of Unexercised           Value of Unexercised In-the-
                          Acquired        Value        Options at Fiscal Year End       Money Options at Fiscal Year End
Name                    on Exercise      Realized       Exercisable/Unexercisable           Exercisable/Unexercisable
----                    -----------      --------       -------------------------           -------------------------
Jack Abuhoff               20,988         21,407           2,049,942/446,718                           $467,398/$-

George Kondrach              -               -                    --/150,000                                  -/-

Stephen Agress               -               -                278,407/89,593                             65,040/-

Klaas Brouwer                -               -                194,407/89,593                             26,040/-

Jan Palmen                   -               -               204,070/107,930                             20,880/-

Jurgen Tanpho                -               -                326,083/89,593                             86,971/-


Employment Agreements

         In connection with the Company's acquisition of ISOGEN in December 2001, the Company entered into a three year employment agreement with George Kondrach, ISOGEN's co-founder, to serve as the division's President. Pursuant to the agreement, Mr. Kondrach is compensated at a rate of $200,000 per annum, subject to annual review for discretionary annual increases, and is eligible to receive an annual cash bonus, the amount of which will be based upon meeting certain goals. In addition, he was granted an option to purchase 150,000 shares of the Company's common stock at a price of $4.00 per share, and was granted 11,587 unregistered shares of the Company's common stock as a result of achieving certain financial targets.

Directors Compensation

         Messrs. Bagerdjian and Marozsan and Ms. Forlenza are compensated at the rate of $1,250 per month, plus out-of-pocket expenses for each meeting attended. In addition, on June 11, 2001, Messrs. Bagerdjian and Marozsan were each granted options to purchase 40,000 shares at an exercise price of $5.59 per share.

         Dr. Charles F. Goldfarb is compensated at a rate of $2,000 per month, plus out-of-pocket expenses for each meeting attended. In addition, Dr. Goldfarb received approximately $1,250 and $29,000 in fees for certain special assignments in 2002 and 2001, respectively, and was granted options in 2001 to purchase 40,000 shares at an exercise price of $5.44 per share.

         The Company has an arrangement with Mr. Todd Solomon, its former President and CEO, that provides for a salary of $75,000 per annum. In addition, Mr. Solomon was granted options in 2001 to purchase 176,000 shares at an exercise price of $5.44 per share. Mr. Solomon serves as Vice Chairman of the Board and in certain capacities as designated by the CEO or the Board of Directors.

Compensation   Committee  Interlocks and Insider Participation

         Through September 10, 2002, the compensation committee was comprised of Messrs. Bagerdjian, Solomon, and Marozsan, none of whom are currently executive officers of the Company. The Company has an arrangement with Mr. Solomon, who served as President and Chief Executive Officer of the Company through September 1977, which provides for a current salary of $75,000 per annum. On September 11, 2002, Mr. Solomon resigned as a member of the Committee and was replaced by Louise Forlenza.

Report of the Executive Compensation Committee

         The Executive Compensation Committee of the Board of Directors sets and administers the policies governing annual compensation of Executive Officers and the Chief Executive Officer, including cash compensation and equity compensation programs. The Executive Compensation Committee consists of three directors, each of who meets the independence requirements of the Nasdaq Stock Market. The Executive Compensation Committee acts pursuant to a charter that was approved by the full Board of Directors on December 16, 2002.

         Annual Compensation of Executive Officers. We make determinations regarding our Executive Officers' compensation annually in part by reference to compensation practices at companies we view as our peers and the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent. In addition, we consider (a) Company performance, both separately and in relation to similar companies, (b) the individual performance of each Executive Officer, (c) historical compensation levels and stock awards at the Company, (d) recommendations asserted by an independent compensation consulting firm, and (d) recommendations of the Chief Executive Officer.

         For fiscal 2002, given the downturn in the markets that we serve and the impact on the Company's revenue and operating profit results, no incentive bonuses were paid to Executive Officers (other than amounts paid to the Vice President of Sales pursuant to a sales management incentive plan). This was in line with recommendations of management. In addition, all Executive Officers agreed to a pay freeze for fiscal 2002.

         Long-term Incentive Compensation. The company uses option grants as the primary vehicle for employee stock-based compensation. We believe stock options align the Executive Officers' interests with those of stockholders in building share value, offer Executive Officers an incentive for the achievement of superior performance over time, and foster the retention of key management personnel.

         Options are typically granted annually, although supplemental options are granted occasionally. All options are subject to vesting provisions to encourage Executive Officers to remain employed with the company.

         We award Executive Officer stock options based upon each Executive Officer's relative position, responsibilities and performance over the previous fiscal year and the Executive Officer's anticipated future performance, potential and responsibilities. We also review prior option grants to each Executive Officer and to other members of senior management, including the number of shares that continue to be subject to vesting under their respective outstanding options, in setting the size of options to be granted to the Executive Officers. The size of the option grants is not directly related to the Company's performance. In addition, we use data on stock options granted by comparable companies based on industry and revenue compiled by an independent compensation consulting firm, and take into consideration recommendations asserted by such independent compensation consulting firm. We grant stock options with an exercise price per share equal to the market price of our common stock on the date of grant.

         In fiscal 2002, we did not approve annual option grants to Executive Officers, but did extend the expiration date of certain stock options of the Chief Executive Officer as described below. In addition, in fiscal 2002, the Company granted 11,587 shares of restricted stock to a newly hired Executive Officer whose employment contract provided that the Company would grant such number of shares after the close of each of the first, second and third financial quarters of 2002, provided that a Company subsidiary achieved certain financial results. Such financial targets were achieved in the first quarter, resulting in the issuance of the first quarter tranche. The second and third tranches were not paid as a result of financial milestones not having been achieved.

         Chief Executive Officer Compensation. Jack Abuhoff's compensation is determined pursuant to the principles noted above. For fiscal 2002, given the downturn in the markets that we serve and the impact on the Company's revenue and operating profit results, no incentive bonuses were paid to the Chief Executive Officer. In addition, Mr. Abuhoff requested not to receive a pay raise in fiscal 2002. However, in September 2002 the Company extended the expiration date of vested stock options of the Chief Executive Officer to purchase approximately one million shares of the Company's common stock which were scheduled to expire in September and December 2002. The determination to extend these stock options was made to avoid unnecessary selling pressure on the Company's stock and to align the Chief Executive Officer's compensation with shareholder value over the long term. As a condition of the extension Mr. Abuhoff agreed that he will not, for a period of one year from the extension date, sell any shares acquired upon exercise of these stock options.

                        EXECUTIVE COMPENSATION COMMITTEE

                          Haig S. Bagerdjian, Chairman
                                 Louise Forlenza
                                John R. Marozsan


                          STOCK PRICE PERFORMANCE GRAPH

         The following performance graph compares the cumulative total return (assuming reinvestment of dividends) of an investment of $100 in Innodata Corporation on December 31, 1997 through its fiscal year ended December 31, 2002, to the Nasdaq Market Index and the Industry Index for SIC Code 7374, Information Retrieval Services.

                                  [LINE GRAPH]


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 2001, the Company entered into an agreement with Mr. Barry Hertz, its then Chairman of the Board, pursuant to which he is continuing to serve as a part-time employee at a salary of $2,000 per month for five years. In addition, the Company paid him at that time $400,000 in exchange for a six year non-compete agreement.

ITEM II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Subject to approval by the stockholders, the Board of Directors has appointed Grant Thornton LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Grant Thornton LLP has served as the Company's auditors for each of the fiscal years ended since December 31, 1997. It is expected that a representative of Grant Thornton LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from stockholders.

         In the event that the stockholders fail to ratify this appointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this appointment is ratified, our Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its stockholders.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS


ITEM III. AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME

         Innodata Corporation's Certificate of Incorporation currently specifies the name of the Company as "Innodata Corporation".

         Since Innodata Corporation acquired Isogen International more than a year ago, the Company has been steadily expanding the nature and level of its relationships with clients - providing them new, more comprehensive services that the Company's competitors cannot easily duplicate.

         To symbolize the successful transformation of the Company and to better reflect its expanded value to clients, the Company has begun doing business as Innodata Isogen. The Board of Directors is proposing an amendment of Innodata Corporation's Certificate of Incorporation to change the name of the Company's name from "Innodata Corporation" to "Innodata Isogen, Inc."

         The  Board  believes   communicating  our  expanded  capabilities  more
effectively will help the Company compete more strongly and ultimately aid growth.

         The company's NASDAQ trading symbol will at present remain INOD.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME.

                                  VOTE REQUIRED

         Election of Directors. Directors will be elected at the meeting by a plurality of the votes cast (i.e., the six nominees receiving the greatest number of votes will be elected as Directors).

         Ratification   of  the   Appointment  of  Independent   Auditors.   The
appointment of Grant Thornton LLP as independent auditors requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

         Amendment of the Company's Certificate of Incorporation to Change the Company's Name. Approval of the name change requires the affirmative vote of a majority of the outstanding shares of the Common Stock of the Company entitled to vote on the matter. Abstentions and shares not represented at the meeting will have the same effect as a vote against the amendment.

                             EXPENSE OF SOLICITATION

         The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of the stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

                STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Notice Required to Include Proposals in Our Proxy Statement

         We will review for inclusion in next year's proxy statement shareholder proposals received by June 17, 2004. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to Innodata Corporation, Three University Plaza, Hackensack, New Jersey 07601, Attention:
Corporate Secretary.

Notice Required to Bring Business Before an Annual Meeting

         Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2004 annual meeting of stockholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

                                  OTHER MATTERS

         The Company knows of no items of business that are expected to be presented for consideration at the Annual Meeting which are not enumerated herein. However, if other matters properly come before the Meeting, it is intended that the person named in the accompanying Proxy will vote thereon in accordance with his best judgement.

         PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

Hackensack, New Jersey                       By Order of the Board of Directors
_____________________, 2003
                                             Amy R. Agress, Secretary

                        ANNUAL MEETING OF STOCKHOLDERS OF

                              INNODATA CORPORATION

                                November 14, 2003

           Please date, sign and mail your proxy card in the envelope provided as soon as possible.



PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR
                  VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]


                                NOMINEES:

1. Election of Directors:       o  Jack Abuhoff
                                o  Charles F. Goldfarb
[ ] FOR ALL NOMINEES            o  John R. Marozsan
                                o  Todd Solomon
[ ] WITHHOLD AUTHORITY          o  Louise C. Forlenza
    FOR ALL NOMINEES            o  Haig S. Bagerdjian

[ ] FOR ALL EXCEPT
    (See instructions below)

                                                    FOR     AGAINST     ABSTAIN
2.   Ratification  of  the  selection  of  Grant    [ ]       [ ]          [ ]
     Thornton  LLP  as independent auditors.

3.   Approval  of the  amendment  of the Company's  [ ]       [ ]          [ ]
     Certificate of Incorporation to change the Company's name.

     THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE
     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE ABOVE NOMINEES, FOR SELECTION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS, FOR APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [ ]


--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Stockholder                                        Date:
                        ---------------------------------------      -----------
Signature of Stockholder                                        Date:
                        ---------------------------------------      -----------


Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                              INNODATA CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned Stockholder of Common Stock of Innodata Corporation (the "Company") hereby revokes all previous proxies, acknowledges receipt of the Notice of the Meeting of Stockholders to be held on November 14, 2003, and hereby appoints Jack S. Abuhoff and Amy R. Agress, and each of them, as proxies of the undersigned, with full power of substitution, to vote and otherwise represent all of the shares of the undersigned in the Company at said meeting and at any adjournments thereof with the same effect as if the undersigned were present and voting the shares. The shares represented by this proxy shall be voted on the following matters and, in their discretion, upon any other business which may properly come before said meeting.

                (Continued and to be signed on the reverse side)